Investor Contact:
Jeremy A. Friedman
Executive Vice President & Chief Financial Officer
(978)570-6900
jeremy.friedman@accellent.com

For Immediate Release

Dean Schauer, Executive Vice President, Cardio & Vascular Group, Announces Resignation

Wilmington, MA (July 23, 2013) - Accellent Inc. (the “Company” or “Accellent”), a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that effective August 16, 2013, Dean Schauer is leaving the Company. Mr. Schauer has accepted an opportunity to become the President and Chief Executive Officer of a manufacturing and materials company located in California. A comprehensive search is underway to identify and hire a replacement for Mr. Schauer. Until a replacement is found, Donald J. Spence, the Company's Chairman and Chief Executive Officer, will serve as interim General Manager of the Cardio & Vascular Group.

“I have made the very difficult decision to depart Accellent in pursuit of an alternate opportunity,” Mr. Schauer commented. “I cannot express enough my gratitude and appreciation for my time at Accellent. Accellent's people are exceptionally talented and dedicated, and I have been greatly privileged to work with them. I am proud of what we have accomplished together, and I am confident that the Company will continue to succeed.”

Donald J. Spence, Accellent's Chairman and Chief Executive Officer stated, “On behalf of Accellent's Board of Directors, the Senior Leadership Team and all of Accellent, I would like to sincerely thank Dean for his thirteen years of service to the Company. Dean has been an outstanding contributor across a variety of leadership roles at Accellent during his tenure. We wish Dean well in his new position.”

About Accellent

Accellent, Inc. provides fully integrated, outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers' speed to market and return on investment by allowing companies to refocus internal resources efficiently. For more information please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 1, 2013. All forward-looking statements are expressly qualified in their entirety by such risk factors.